Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES SECOND QUARTER 2003 DISTRIBUTION

HOUSTON TEXAS June 27, 2003–TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the second quarter of 2003. The amount available for distribution will be $1,577,454 or $0.331990 per Unit. The second quarter distribution will be payable on July 10, 2003 to Unitholders of record on June 30, 2003.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties increased 196% to $4,577,570 in the second quarter of 2003 from $1,544,000 in the first quarter of 2003 primarily due to increased production from the I-4 well on Ship Shoal 182/183, which came online in January 2003, adjustments by the working interest owner of Eugene Island 339 of $427,000  to fourth quarter 2002 and first quarter 2003 estimated results, and production restoration after hurricane downtime on Eugene Island 339 and West Cameron 643. The average price received for natural gas increased 23% to $6.13 per Mcf in the second quarter of 2003 from $4.71 per Mcf in the first quarter of 2003.

Crude oil revenues recorded by the Working Interest Owners increased 29% to $10,016,865 in the second quarter of 2003 from $7,759,086 in the first quarter of 2003. Oil revenues increased primarily due to the average price received for oil increasing 18% in the second quarter of 2003 to $32.58 per barrel from $27.49 per barrel in the first quarter of 2003. Oil volumes during the second quarter of 2003 totaled 307,463 barrels, compared to 282,262 barrels of oil produced in the first quarter of 2003. Oil volumes increased primarily due to a full quarter’s production from the new I-4 well.

The Trust’s share of capital expenditures decreased by $7,481,150 in the second quarter of 2003 to negative $2,014,036, as compared to $5,467,113 in the first quarter of 2003. The lower capital expenditures in the second quarter of 2003 were due primarily to a retroactive allocation adjustment to charges from the drilling of the I-4 well on Ship Shoal 182/183 the previous quarter.

The Trust’s share of operating expenses decreased by $147,964 in the second quarter of 2003 to $644,439 as compared to the first quarter of 2003 primarily due to synergies resulting from the ChevronTexaco merger and to a lesser extent, an audit adjustment relating to well A-5 on East Cameron 371/381 from the year 2000.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net deposit of funds of $2,094,089 into the Trust’s Special Cost Escrow Account in the second quarter of 2003, compared to a net deposit of $421,453 in the first quarter of 2003. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above. The Trust has been informed of items now budgeted by ChevronTexaco for drilling on Ship Shoal 182/183 that may require certain capital costs to be withheld or expensed beginning in the fourth quarter of 2003 and the first quarter of 2004. These and other deposits, if made, could result in a significant reduction in royalty income in the periods in which such deposits are made, including the possibility that no royalty income would be received in such periods.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. Important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2002 under “Business-Principal Trust Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK,
AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich
(512) 479-2562
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